UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2019 (December 12, 2019)

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 L Street, NW,	Washington,	DC	20005
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (202) 346-6500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($0.01 par value)	CSGP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2019, the Board of Directors (the “Board”) of the Company increased the size of the Board from seven to nine members and elected Louise S. Sams and Robert W. Musslewhite to fill the vacancies created as a result of the increase in the number of Board members.

Ms. Sams was the Executive Vice President and General Counsel of Turner Broadcasting System, Inc., a television and media conglomerate, from 2000 until September 2019. Ms. Sams also served as President, Turner Broadcasting System International, Inc. from September 2003 until May 2012. As General Counsel, Ms. Sams oversaw legal work relating to all of the business activities of Turner and its subsidiaries worldwide. She managed a global legal department, overseeing licensing, clearance and production of content for the Turner television networks and related media services; the sale and distribution of those networks; protection of intellectual property; employment matters; litigation; and transactional work, such as acquisitions and joint ventures. Most recently, Ms. Sams’ focus was on issues related to technology, information security, use of data and consumer privacy, as well as enterprise-wide risk management. In her role as President, Turner Broadcasting System International, Inc., Ms. Sams was responsible for production, distribution and ad sales relating to all kids and entertainment television networks and media services offered by Turner outside of the U.S. and Canada; distribution and commercial operations of CNN’s international services; and Turner’s international joint ventures. Prior to joining Turner in 1993 as a corporate attorney, Ms. Sams was an associate at White & Case, specializing in mergers and acquisitions and securities law. Ms. Sams currently serves on the following non-profit boards: Princeton University, where she is Chair of the Board of Trustees and Chair of the Executive Committee, Board Development Committee and Compensation Committee; High Museum of Art in Atlanta; Woodruff Arts Center; The Westminster Schools; and Meals on Wheels, Atlanta, where she chairs the Development Committee. Ms. Sams received a J.D. from the University of Virginia School of Law, and a B.A. from Princeton University, where she graduated magna cum laude.

Ms. Sams has over 25 years of experience as a media executive and over 34 years as a practicing attorney. As a result of her broad range of business and legal experience, Ms. Sams brings to the Board valuable business development, growth strategies, risk management, corporate governance, technology, and mergers and acquisitions experience.

Mr. Musslewhite has been the Chief Executive Officer of OptumInsight, Optum’s health services business connecting the health care system with services, analytics, and platforms designed to make clinical and administrative processes easier and more efficient, since August 2019. He joined Optum following Optum’s acquisition of The Advisory Board Company, a publicly traded company that provided best practices research and insight, technology, data-enabled services and consulting services, where he served as Chief Executive Officer from 2008 until 2017 and Chairman from 2013 to 2017. Prior to his appointment as Chief Executive Officer of OptumInsight, Mr. Musslewhite served as Chief Executive Officer of Optum360 from March 2019 until August 2019 and, prior to that, as Chief Executive Officer of Optum Analytics and Chief Executive Officer of Advisory Board Research from 2017 until March 2019. Prior to joining The Advisory Board Company, Mr. Musslewhite was an Associate Principal with McKinsey & Company, a global management consulting firm, in the Washington, D.C., Amsterdam, and Dallas offices.  Mr. Musslewhite currently serves on the Board of Directors of Ascend Learning and is Chair of the Board of Governors of St. Albans School.  Mr. Musslewhite received a J.D. from Harvard Law School and an A.B. in Economics from Princeton University.

Through his current and previous positions, Mr. Musslewhite has gained over 20 years of experience in executive management and leadership; business operations and development; growth strategies; development of products and services; and research and technology.

In connection with Ms. Sams’ and Mr. Musslewhite’s election to the Board, each will receive compensation for his or her service consistent with the Company’s current non-employee director compensation practices as most recently described in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders.

There is no arrangement or understanding between Ms. Sams or Mr. Musslewhite and any other person pursuant to which either Ms. Sams or Mr. Musslewhite was selected as a director. The Board has determined that both Ms. Sams and Mr. Musslewhite are independent directors under applicable Nasdaq rules.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By:
Date:	December 17, 2019	/s/ Scott T. Wheeler

Name: Scott T. Wheeler
Title: Chief Financial Officer